330 Fifth Ave. New York, New York 10001 212.686.2224 212.481.3274 cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)	1375 Broadway New York, New York 10018 212.944.4433 212.944.5404 (fax)
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF RAICH ENDE MALTER & CO. LLP
(INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement of Mobiform Software, Inc. on Form S-1 under the Securities Act of 1933 of our report dated February 22, 2008 on the consolidated financial statements of Mobiform Software, Inc. and subsidiary as of October 31, 2007 and 2006 and for the two years then ended, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP

New York, New York
April 29, 2008